Exhibit 10.5

LICENSE AGREEMENT

This License Agreement (Agreement") dated as of April 26, 2007 recites the agreement between Seven Celios, LLC ("DDV") and Harbrew imports Limited, a New York corporation ("Company") with respect to the manufacture, distribution, and promotion of an alcoholic beverage (liqueur) which will be known as "Danny DeVito's Premium Limoncello" (the "Beverage").

RECITALS

This Agreement is made with reference to the following:

A.            Company has requested to use Danny DeVito's ("Devito") name and likeness and obtain DeVito's endorsement in connection with the Company's manufacture, distribution and promoter, of the Beverage.

B.             In order to effectuate the foregoing. Company has requested that DDV enter into this Agreement for the limited license of certain rights in and to DeVito's name, likeness and biography for the use by Company in connection with the name for, and advertising, publicity and promotion of, the Beverage Company has also requested that DeVito provide certain personal publicity services in connection with the promotion of the Beverage.

C.             DDV desires to grant to Company a limited license of certain rights in and to DeVito's name likeness end, biography and agrees to cause DeVito to perform certain personal publicity services for the Beverage, upon the terms and conditions set forth in this Agreement.

Accordingly the parties agree as follows:

PRINCIPAL TERMS

1.             Conditions Precedent: All of DDV's obligations hereunder are subject to Company applying for a trademark for the brand name "Danny DeVito's Premium Limoncello and DDV being designated as a fifty percent (50%) co-owner (tenants-in-common) of such trademark.

2              Recitals: The Recitals are material hereto and incorporated herein by this reference.

3              License. DDV grants to Company, for the Term (as defined in paragraph 4., below), subject to the terms and conditions contained in this Agreement, a limited, exclusive, license for the Beverage (subject to revocation in accordance with the terms of this Agreement) to utilize DeVito's name, approved likeness, and approved biographical material in connection with the name for, and advertising, publicity and promotion of. the Beverage ("Licensed Rights").

4.             Term. The term of this Agreement shall commence on the later of the date of signature by all parties of this Agreement and satisfaction of the Conditions Precedent set forth in paragraph 1., above, and shall continue in perpetuity unless the parties either mutually agree to terminate this Agreement or this Agreement is otherwise terminated in accordance with its terms (the "Term").

5.             Compensation: In consideration for the license and the performance of DDV's obligations under this Agreement Company snail pay royalties as follows:

a.             BAK. Company shall directly pay DeVito's attorneys, Behr Abramson & Kaller. LLP ("BAK"), or their designee, five percent (5%) of the Net Profits (as defined below). This five percent (5%) amount shall not be deducted from payments due to DDV.

b.             DDV. After the payment described in Section 5(a) above, Company shall pay DDV a royalty equal to fifty percent (50%) of the remaining Net Profits.

c.             SRFF After the royalty payment of 50% of net profits is paid to DDV Company shall pay its attorneys, Sichenzia Ross Friedman Ference, LLP, ("SRFF"), or its designees, two per percent (2%) of the Net Profits (as defined below).

d.             Net Profits. For purposes of this Agreement, "Net Profits" shall mean the gross-revenue generated by the sale of the Beverage and the related products utilizing the Licensed Rights, less expenses incurred in the manufacture, distribution, sale and promotion of the Beverage and the related products, as determined by the Company's regular outside accountants, in calculating Net Profits the parties agree that the expenses will only include actual out-of-pocket costs incurred by the Company and will not include (i)  an allocation for unspecified overhead or (ii) depreciation or other non-cash expenses All amounts due pursuant to this Section 5 shall be paid every 3 months ("Quarterly Period") within 30 days after the last day of each Quarterly Period Company shall deliver to DDV With each royalty payment a detailed report setting forth the Net Profit for the Quarterly Period.

e.             Additional Consideration. As additional consideration hereunder. DDV shall be granted a warrant to purchase 100,000 shares of the issued and outstanding stock of Company, for an exercise price equal to the lower of $1.00 per share, or 85% of the 30 day average bid and ask price as reported by the PinkSheets, OTC Bulletin Board or whatever exchange or service that lists the Company's Common Stock; provided, however, that in no event shall the exercise price be less than $0.50 per share BAK shall also be granted a warrant to purchase 20,000 shares of the issued and outstanding stock of Company, for an exercise price of the lower of $1.00 per share, or 85% of the 30 day average bid and ask price as recorded on the PinkSheets. OTC Bulletin Board or whatever exchange or service that lists the Company's Common Stock: provided, however, that in no event shall the exercise price be less than SO 50 per share Attached hereto as Exhibits "A" and "B" are Warrant Forms for DDV and BAK.

6.             License Territory. Company shall be entitled to utilize the Licensed Rights throughout the world.

7              DDV Approval Rights: Company shall consult with DDV with respect to (i) the taste, quality, and manufacture of the Beverage and (ii) all concepts, designs and other creative elements For the marketing and promotion of the Beverage, including without limitation, how, when, and where the Beverage is marketed and promoted and the engagement of any marketing or publicity personnel to market or promote the Beverage The Company shall develop not less frequently than annually a marketing plan describing the proposed marketing and promotion of the Beverage, which shall be submitted to DDV for approval. In connection with the foregoing, DDV shall have the following specific approval rights.

a.             Likeness Approvals:

i.              Photographic Approval. DDV shall have the right of approval of any and all photographs in which DeVito appears (whether alone or with others) which are proposed to be used in any way in connection with the Beverage. DDV shall exercise his approval right In good faith provided the foregoing shall not limit DDV's right to provide photographs to be used by Company in lieu of those photographs for which approval is sought.

ii.             Artwork Likeness Approval. DDV shall have the right of approval over all artwork renderings or artwork incorporating any image or pan thereof of DeVito. DDV shall have no obligation to approve any artwork rendering (including any caricature artwork representation of his image).

iii.            Magazine Covers/Website. Company shall resubmit to DDV for further approval all photographs or artwork than have been previously approved by DDV, which Company proposes to use for the cover of or inclusion in, a magazine or other similar publication, whether print or otherwise (e.g. on Beverage website, if any).

iv.            Tabloids. Company shall not furnish any photographs or artwork containing the likeness of DeVito to the "National Enquirer." "The Star" or "The Globe" or similar domestic or foreign tabloids.

v.             Photographic sessions. If requested by Company, DDV stall cause DeVito to participate in a photographic session for Company at a time, date and location and with a photographer, hair and makeup personnel, acceptable to DDV. All expenses associated with such photo session shall be paid by Company. The photographs produced shall be subject in ail regards to DDV's approval rights hereunder.

vi.            No Circumventing Approvals No sound-alike or look-alike or digital doubles whose voice or physical attributes (i.e., hair color, height and physical stature) could reasonably be identified as DeVito may be used to circumvent DDV's approval rights with respect to his likeness hereunder.

b.             Use of Name. DDV shall have the right of approval over any and all uses of DeVito's name and likeness and biography in connection with the Beverage, including without limitation any modifications or extensions to the brand name. The brand name "Danny DeVito's Premium Limoncello" is pre-approved.

c.             Manufacture, Advertising, Marketing and Promotion. DDV shall have the right to approve of material aspects of manufacture, bottling, advertising, marketing and promotional campaign for the Beverage, including the flavor of the Beverage, the alcoholic content, labeling, all major marketing and promotional materials (irrespective of whether or not such materials contain DeVito's name, likeness or biography) and any other branding for the Beverage.

d.             Press Releases, DDV shall have the right to approve all press releases regarding The Beverage (irrespective of whether or not such materials contain reference to DeVito).

e.             Cross Promotional Activities/Tie Ins. DDV shall have the right to approve any and all so-called cross promotions and tie-ins in and to the Beverage, including without limitation promotional partnerships, if any and any products or services relating to the Beverage and "product placements" of the Beverage or Beverage branded items in any media. DDV shall have approval over any "behind-the-scenes" or "making-of" productions in connection with the Beverage.

f.              Merchandising DDV shall have the right to approve any merchandising of services in correction with the Beverage (irrespective of whether such merchandising contains DeVito's name, likeness of biographical materials), if approved Company shall not depict DeVito as personally endorsing any such merchandise or service without DDV's prior written consent.

g.             Biography. DDV shall have the right of approval over all of DeVito's biographies' materials used in connection with the Beverage DDV shall furnish Company with approved DeVito biographical materials for Company's reference within fifteen (15) business days of receipt of Company's written request therefor.

h.             Further Ventures A1 proposed ventures between the parties other than the Beverage, including but not limited to other beverages or products and a.!j proposed ventures between Company and any third party relating to the Beverage, as well as any sale of the Beverage and any material distributing agreements respecting the Beverage (other than in the ordinary course of business), are subject to DDV's approval. In the event of a proposed sale of the Beverage assets of the Company (collectively, a "Sale"), DDV shall have the right to approve such Sale, and if DDV shall not approve such Sale which approval shall be given if at all in DDV's sole discretion; this Agreement shall terminate.

i.              Timing or Approval Reasonableness. Unless otherwise expressly provider: herein to the contrary, the approval of DDV to any action under this Agreement shall not be unreasonably withhold or delayed. Additionally, except to the extent otherwise expressly provided herein to the contrary, approvals (or disapprovals) shall be furnished within ten (10) business days of notice of any action to be taken (except where the nature of the action requiring approval requires a taster response in which case approval or disapproval snail be within five (5) business days provided that DDV has been so notified that a faster response is required and the reason why). The failure to timely respond shall be deemed an approval of any such action. In the event of disapproval, the notice shall describe the basis for the disapproval.

8.             Right of First Refusal. DDV and DeVito hereby grant the Company a Right of First Refusal to license any other liquors, spirits alcoholic beverages which DDV or DeVito determine to endorse or develop for a period of five years from the date of this Agreement.

9.             Personal Appearances During each consecutive twelve (12) month period of the Term. DDV snail use reasonable efforts to make DeVito available for a reasonable number of promotional appearances including Company sponsored or coordinated events, media opportunities and plug opportunities as mutually agreed upon by DDV and the Company ("Personal and Media Appearance Days") the duration of which shall not exceed two (2) days, unless otherwise agreed by DDV. The timing of Personal and Media Appearance Days shall be subject to DeVito's schedule, and any failure to appear for any or all of Personal and Media appearances shall not be deemed a breach of this Agreement if such failure is due to DeVito's professional unavailability due to contractual commitments in the entertainment industry or for any cause beyond the reasonable control of DeVito. DDV shall have approval over all publicity and promotional activities that Company requests DeVito participate during the Personal Appearance Days. DDV agree to cause DeVito to attend and participate in the annual spirits tradeshow on April 30, 2007, in connection with the introduction of the Severage subject to DDV's approval rights of the marketing and promotional materials as set forth in Section 7 above Company agrees that Joel and Trudi Behr win be DeVito's pre-approved guests, within the meaning of Section 10(a) below in connection with such promotional appearance a: the annual Spirit tradeshow on April 30, 2007.

10.           Transportation. Accommodations and Expenses: DeVito shall be provided with the following transportation, accommodations and expenses in connection with each promotional appearance whether in accordance with paragraph 9, above of as otherwise agreed).

a.             Air Transportation Roundtrip air transportation for DeVito his wife Rhea Perlman and pre -approved guests including Star Rosenfield, by means of first-class commercial air-transportation from DeVito's then location;

b.             Accommodations and Expenses. First class hotel suite for DeVito and his pre-approved guests in a hotel of DeVito's choice and expenses for first class incidentals during each visit:

c.             First class. First class exclusive ground transportation (car and driven between airports, accommodations and appearance location: and

d.             Rental Car. An exclusive full-sized luxury rental car or at DeVito's election, luxury SUV, and drive; for DeVito's exclusive use.

11.           Company Representations and Warranties. Company hereby represents and warrants: (i) I: is and shall remain a Company in good standing in the State of its cooperation. (ii) no shareholder or officer of the Company has ever been charged with or found guilty of a criminal offense or is or has been the subject of a criminal investigation. (iii) Company will secure at the required times any and all necessary licenses and approvals from the applicable regulatory authorities and will be in full compliance with all laws and regulations applicable to its activities, including without limitation all alcoholic beverage control laws and regulations and any other laws and regulations applicable to the manufacture, importation, distribution, and promotion of alcoholic beverages: (iv) at; employees and contractors engaged by Company shall: be required to provide and maintain valid work authorizations. (v) Company will inform and train (as required by any applicable laws and regulations) all employees and independent contractors regarding all relevant applicable laws and regulations regarding the importation marketing and sale of alcoholic beverages, (vi) all advertising and promotion will comply with applicable laws and will be entirely true and accurate and will not defame or disparage any individual or organization; (vii) Company is not affiliated with any political party or organization affiliated to any political party or makes or will make contributions to any political party or organization affiliated with any political party; (viii) Company shall maintain at all times the insurance set forth in paragraph. 14 below.

12.           DDV Representations and. Warranties: DDV represents and warrants that he has the power to enter into this Agreement and grant the rights herein granted.

13.           Indemnification Except to the extent that DDV is in breach of a material term or material Condition or any of his representations or warranties hereunder and such breach or default relates to the claim or demand for which DDV is seeking indemnity Company shall Indemnify, defend and hold harmless DDV and DeVito against any and all claims, liabilities, demands, damages costs and expenses, including attorneys' fees, arising in connection with this Agreement, the Beverage, and or any activities of Company. DDV and DeVito shall have the right at their own expense to instigate or defend suits or proceedings to which this indemnity may apply. Company shall not dispose of or compromise any action without the prior written consent of DDV (which shall not be unreasonably withheld or delayed). Except to the extent that Company is in breach of a material term or material condition or any of its representations or warranties hereunder and such breach or default relates to the claim or demand for which Company is seeking indemnify. DDV shall indemnify, defend and hold harmless Company against any and all claims, liabilities demands, damages, costs and expenses including attorneys' fees, arising in connection with the breach by DDV of its obligations, representations and warranties hereunder Company shall have the right at its own expense to instigate or cetera suits or proceedings to which this indemnity may apply. DDV shall not dispose of or compromise any action without the prior written consent of Company (which shall not be unreasonably withheld or delayed).

14.           Insurance. Prior to making any use whatsoever of the rights granted hereunder. Company shall secure, and thereafter shall keep in force at all times hereunder, insurances In connection with ail insurable risks associated with the Beverage or any other ventures approved by DDV hereunder, and the rights granted in accordance with this Agreement, including but not limited to workers compensation insurance, general liability insurance, product liability insurance, insurance related to the production of commercials, and other advertising, all the terms of which (including without limitation the amount of such coverage) shall be subject to the approval of DDV Each policy shall contain a provision specifying that the policy may not be cancelled without at least sixty (60) days prior written notice to DDV. Company expressly acknowledges that the provisions of this paragraph must be strictly followed and are material obligations of Company under this Agreement. DDV shall be named as a named insured if requested on any such policy (otherwise as an additional insured, and Company shall provide DDV with the certificates of the currency of all policies. At a minimum, Company shall obtain and maintain in force continuously during the Term and for a period of not less than two (2) years thereafter products liability insurance and general liability insurance with liability limits not less than Two Million Dollars ($2,000,000} per occurrence, subject to aggregate policy limits of riot less than Five Million Dollar ($5,000,000) per year.

15.           Termination: This Agreement shall terminate as follows:

a              DDV shall have the right to terminate this Agreement upon ten (10) business days written, notice to Company in the event of the Company fails, refuses neglects or is unable to perform material obligations hereunder, or breaches any of Its representation and warranties contained here or is in material; breach of any provision of this Agreement, and fails to cure (provided such breach is of a nature that can be cured) such failure, refusal, neglect, inability to perform, or breach within ten (10) business days after receipt of written notice of such failure from DDV provide that if the breach is of a nature that it cannot be cured within said ten (10) business day period. the Company will be granted a time period of up to an additional thirty (30) business days provided that Company is diligently prosecuting said cure to completion DDV shall have the further right to terminate this Agreement, upon ten (10) business days written notice to Company, if the Company fails to launch the distribution of the Beverage within 180 from the date hereof.

b.            Company shall have the right to terminate this Agreement, upon ten (10) business days written notice to DDV, in the event DDV or DeVito refuses to perform material services required hereunder, or DDV breaches a material provision of this Agreement, and DDV falls to cure (provided such breach is of a kind that can be cured) such refusal to perform, or breach within ten (10) business days after receipt of written notice of such failure from Company, provided that if the breach is of a nature that it cannot be cured within said ten (10) business day period, DDV will be granted a time period of up to an additional thirty (30) business days provided that DDV is diligently prosecuting said cure to completion.

c.            Upon termination of this Agreement, all obligations under this Agreement of DDV and DeVito shall immediately terminate, and all rights or privileges granted by DDV and DeVito to the Company under or pursuant to this Agreement snail cease, except that subject to this Agreement shall remain in full force and effect and the Company shall fulfill all orders and obligations under this Agreement with respect to all orders for the Beverage from third parties received prior to the date of termination. If such termination occurs by reason of breach of this Agreement by the Company or pursuant to Section 14.a of this Agreement, the Company shall immediately deliver to DDV all residual saleable stocks of the Beverage in usable condition lying in the Company's warehouse and stockrooms, as well as the Beverages in usable condition lying in bonded warehouses or in transit, but only to the extent the Company does not need such stocks to fill third- party orders received prior to the date of termination If such termination, occurs for any other reason.  DDV shall have the right (but not the obligation) to purchase such stocks from the Company at the land-ad cost price of such stocks paid by the Company DDV shall exercise such right, if at all within thirty (30) days from the date of termination by giving the Company written notice of its wish to purchase such stocks The term landed cost price shall I mean the net price actually paid by the Company at the time of importation thereof for the purchase of the Beverage, plus landing charges, customs duties, and all other incidental charges actually incurred by the Company in order to place the Beverage in its warehouse, such charges to be verified by presentation of a statement certified by an independent accountant, in any case, thereafter, the Company shall cease to manufacture, Import, or sell the Beverage (except as provided above with respect to orders received prior to the date of termination), and DDV shall, in its sole discretion, be free to manufacture, import, or sell the Beverage without further obligation to the Company. The provisions of this Agreement which are expressed to survive this Agreement, or to apply notwithstanding termination hereof, shall be observed by both parties.

16.           Assignment: This Agreement shall not be assignable by either party without the express written consent of the other, except that DDV may assign this Agreement to a company wholly owned by DeVito or his family members which will provide DeVito's services, provided DeVito personally executes an inducement letter in standard form agreeing that DeVito will render such services. Any purported or attempted assignment without prior written consent shall be deemed void.

17.           Trademarks: Except as otherwise provided herein if Company should wish to register a trademark, service mark, or other mark ("Mark") which Incorporates any aspect of DeVito's name, likeness or biography, Company may do so at its own cost but only in the name of DDV and with DDV's express written consent. During the Term, Company shall have a license to use such Mark as permitted hereunder, subject to any protections required by DDV to protect and secure DDV's rights in DeVito's name, likeness and biography. Upon any termination of this Agreement, any and all rents to use of DeVito's name, likeness and biography shall cease, including without limitation in and in connection with any trademark, service mark or any other proprietary designation.

18.           Confidentiality Each party shall keep all confidential information (i.e. proprietary information or any other information which is not generally known to the general public) regarding the other party and the forms of this Agreement confidential. Notwithstanding the foregoing, (i) a party may disclose such information pursuant to subpoena or other legal process three (3) business days after giving prior written notice to ether parties (to the extent such notice is possible under the circumstances'!, which notice shall specify the information to be disclosed and the circumstances of such disclosure, and (Is) the Company shall have the right to disclose the terms of this Agreement and proprietary information to its professionals, lenders and investors to the Company or any subsidiary entity relating to the Beverage. In such case, the Company will use best efforts to secure a confidentiality agreement in form reasonably satisfactory to the Company before the release of such information.

19.           Protections: The Company, the Beverage and the advertising, marketing and promotion related thereto shall not defame or demean DeVito or reflect negatively (as defined below) upon DeVito's reputation. If the Company, Beverage, or the advertising and promotion related thereto, is defamatory, demeaning or reflects on DeVito in a materially negative manner, DDV shall be entitled to require that the activity cease or materials be withdrawn or amended (even if such have been approved by DDV, provided DDV was materially unaware of the context in which the materials would be used), By way of example and not limitation. DDV will consider as materially negative the following behaviors: the denigration of any person or character on the basis of race, religion, national origin, gender, sexual orientation, or mental or physical disability or illegal or morally reprehensible behavior by any shareholder or officer of Company or senior employee of Company.

20.           Inspection Right. Company shall allow DDV and/or his authorized representatives at any reasonable time and from time to time inspect Company's financial records, advertising and marketing campaign records, and methods of doing business (including its methods of manufacturing and distributing the Beverage) to verify compliance of Company with the provisions of this Agreement. Representatives of DDV shall be permitted access to Company's place of business at all reasonable times to accomplish the foregoing.

21.           Audit Procedures. DDV will have the right, as its own expense and at any reasonable time or times, to inspect and audit the books and records of Company in order to verify the contents of the report detailing Net Profits produced in connection with Section 5(c) above. Any such audit (a) may be conducted by DDV or an authorized representative, (b) shall be conducted after reasonable prior notice (c) may not be conducted more than once in any given twelve (12) month period. Company shall at the election of DDV, either provide DDV or its agents access to such books and records at Company's principal place of business or forward copies of such books and records to DDV or its authorized agent. Notwithstanding the foregoing, if any such audit results in the discovery of an underpayment of more than five percent (5%) of the payments due. DDV shall have the right to conduct up to two (2) such audits in the subsequent year. In the case of any dispute as the sufficiency or accuracy of Company's records, DDV at DDV's expense, may have an independent certified public accountant examine and certify such records. However, if the audit establishes underpayment greater than five percent (5%) of the payments due, Company shall reimburse DDV -or the cost of the audit. DDV. DDV's agents, and any independent certified public accountant shall agree, at the request of Company, to maintain the confidentiality of any records so disclosed herein.

22.           Notices. Any notice required hereunder shall be given in writing and shall be given by personal delivery or by mailing (in a postpaid, certified or registered wrapper), or by depositing the same with Federal Express or a similar recognized courier service fall charges prepaid), or by telex or telecopier provided a confirmation copy is also sent by one of the other approved methods, addressed as follows (or as subsequently designated in writing):

To Company	Harbrew Imports, Ltd.
1G2 Buffalo Avenue
Freeport, NY 11520
Attn Richard DeCicco

With a copy to:	Sichenzia Ross Friedman Ference LLP
61 Broadway. 32nd Floor
New York, New York 10006
Attn: Richard A. Friedman Esq.

To DDV:	c/o Behr Abramson Kaller, LLP
9701 Wilshire Blvd. Suite 800
Beverly Hills, CA 90212
Attn: Joel Behr. Esq.

23.           Relationship of Parties: Nothing contained in this Agreement shall be construed to place the parties in the relationship of partners or joint venturers, and neither party shall have any right to obligate or bind the other in any manner The parties acknowledge and agree that neither shall act as an authorized agent with power to bind the other in any manner.

24.           Miscellaneous This Agreement constitutes the entire agreement between the parties and supersedes prior written or oral agreements pertaining the matters contained herein. This Agreement cannot be modified except by writing between the parties. Paragraph headings are for convenience only and shall not be used to construe this Agreement or otherwise be given any legal effect No waiver by either party hereto of any failure by the other party to keep or perform any covenant or condition of this Agreement shall be deemed a waiver of any preceding or succeeding breach, or nonfullfillment of the same or of any other term or condition hereof. This Agreement shall be nonstated in accordance with the laws of the State of California. The parties agree that this Agreement may be executed in counterpart. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted In the event of any default hereunder, all remedies at law end In equity shall be available. In the event of litigation concerning this Agreement, the prevailing party shall be entitled to receive its costs and reasonable attorneys' fees, through and including all appeals, from the non-prevailing party if, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect other provision of this Agreement, and the Agreement shall otherwise remain in full force and effect. This Agreement may be executed via facsimile, in which event facsimile signatures shall be created so original signatures for all purposes.

AGREED

“DDV”

SEVEN CELLOS, LLC

/s/ Danny Devito, President
By: Danny Devito, President

“Company”

HARBREW IMPORTS, LTD.
a New York corporation

/s/ Richard Decicco
By: Richard Decicco, President